[NewPage Logo]

EXHIBIT 99.1

Courthouse Plaza NE

Dayton, OH 45463

NewPageCorp.com

Media Contact:

Amber Garwood

937-242-9093

Investor Contact:

Scott Morling

937-242-9182

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Dayton, Ohio. November 30, 2006 -- NewPage Corporation announced today that Matthew L. Jesch, vice president and chief financial officer, has decided to leave the company in the first quarter of 2007.

"Matt has played a key role in transitioning NewPage from a division of a larger paper company to a stand-alone business by creating processes, standards and procedures to support the new organization," said Mark A. Suwyn, chairman of the board and chief executive officer for NewPage. "He has also worked tirelessly to build solid relationships with key bankers and investors to position NewPage as a strong and improving company. I will miss him as he has been a close colleague of mine and the entire senior leadership team. We all wish him the best in the future."

The company has commenced a search for a new chief financial officer.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. With 4,300 employees, the company operates four integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper. For additional information, please visit the company's Web site at www.NewPageCorp.com.

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